Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the documents listed below of our report dated February 28, 2005 with respect to the consolidated financial statements and schedules of John Hancock Financial Services, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2004:

o Registration Statement (Form S-3 No. 333-62668) of John Hancock Financial Services, Inc. and the related Prospectus pertaining to the registration of up to $1,000,000,000 of its debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units, and

o Registration Statement (Form S-3 No. 333-102743) of John Hancock Financial Services, Inc. and the related Prospectus Supplement pertaining to the registration of guarantees relating to market value adjustment interests under deferred annuity contracts.


                                                     /s/ ERNST & YOUNG LLP

Boston, Massachusetts
March 16, 2005